Exhibit 99.1

Press Release	Source: United Financial, Inc.

Alamance National Bank Announces Charter Conversion

Wednesday November 24, 12:51 pm ET

GRAHAM, N.C., Nov. 24 /PRNewswire-FirstCall/ — United Financial, Inc. (OTC Bulletin Board: UTDF - News) today reported that Alamance National Bank has become a North Carolina chartered bank and has changed its name to Alamance Bank. Previously, the Bank operated under a national charter.

William M. Griffith, Jr., President, stated that the Board sought permission to convert its national bank charter to a state bank charter because it felt that the state banking regulatory oversight better fit its long term strategic plan for building a strong community bank. In addition, the decision was based in part on the highly competitive market in which the Bank finds itself. Once conversion expenses are absorbed, the Bank should not only realize savings from reduced regulatory costs, but will also be on a level regulatory playing field with its competitors.

As a result of the conversion, the Bank will be subject to the regulations and supervision of the North Carolina State Commissioner of Banks and the Federal Deposit Insurance Corporation. The Bank will become a state non- member bank, with the FDIC acting as the Bank’s primary federal regulator.

United Financial, Inc. is the holding company for Alamance Bank, a full service community bank with offices in Graham, Burlington, and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street. In Burlington, we are at 3158 South Church Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This press release may contain, among other things, certain forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward- looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223

Source: United Financial, Inc.